EXHIBIT 5.1


                              SCHULTE ROTH & ZABEL
                                900 THIRD AVENUE
                            NEW YORK, NEW YORK 10022



                                      November 3, 1994


Toys "R" Us, Inc.
461 From Road
Paramus, New Jersey  07652

Dear Sirs:

          We have acted as special counsel for Toys "R" Us, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to, among other things, the issuance of an aggregate of up to 43,700,00 shares of Common Stock, par value $.10 per share, of the Company (the "Shares"). The Shares will be issued pursuant to an Acquisition Agreement, dated as of April 20, 1994, between the Company and Petrie Stores Corporation, as amended on May 10, 1994 (the "Acquisition Agreement").

          In this capacity, we have examined originals, telecopies or copies, certified or otherwise identified to our satisfaction, of such records of the Company and all such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for this opinion.

          In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

          Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that, upon issuance and delivery of the Shares in accordance with the terms of the Acquisition Agreement, the Shares to be issued by the Company pursuant to the Registration Statement will be duly authorized, validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Opinion" in the Registration Statement and the Prospectus which forms a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                      Very truly yours,

                                      /s/ SCHULTE ROTH & ZABEL